Exhibit 4.2

SNAP-ON INCORPORATED

OFFICERS’ CERTIFICATE PURSUANT TO SECTION 3.01 OF THE INDENTURE

February 26, 2018

Pursuant to Section 3.01 of the Indenture dated as of January 8, 2007 (the “Indenture”), between Snap-on Incorporated (the “Company”) and U.S. Bank National Association, as trustee, the undersigned on behalf of the Company and in our respective capacities indicated below, hereby certify that we have examined resolutions duly adopted at a meeting of the Board of Directors of the Company on February 15, 2018. Acting pursuant thereto, the undersigned hereby establish a series of Debt Securities (the “Notes”) by means of this Officers’ Certificate, in accordance with the provisions of Section 3.01 of the Indenture:

1.	The title of the new series of Debt Securities shall be 4.100% Notes due 2048. U.S. Bank National Association shall be the trustee with respect to the Notes.

2.	The aggregate principal amount of the Notes that may be authenticated and delivered under the Indenture (except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes pursuant to Article 3, the second paragraph of Section 4.03, or Section 11.04, of the Indenture) is initially $400,000,000; provided, however, that the Company shall have the right to “reopen” this series of Debt Securities and to issue additional 4.100% Notes due 2048, which shall be part of the same series as the Notes initially issued; provided, further, however, that a separate CUSIP and ISIN will be issued for any additional Notes unless the additional Notes and the Notes initially issued are fungible for U.S. federal income tax purposes.

3.	Principal on the Notes shall be payable on March 1, 2048.

4.	The Notes shall bear interest at a rate of 4.100% per annum, which interest shall accrue from February 26, 2018 and shall be payable semi-annually in arrears on March 1 and September 1 and on the maturity date, beginning on September 1, 2018, to the persons in whose names the Notes are registered at the close of business on the preceding February 15 and August 15, respectively; provided, however, that interest payable on the maturity date will be paid to the person to whom principal shall be payable.

5.	The principal of and premium, if any, and interest on the Notes shall initially be payable at the offices of U.S. Bank National Association, as paying agent. Payments of interest on the Notes will be made by wire transfer of immediately available funds. Principal of and premium, if any, and interest on the Notes payable at Stated Maturity or other maturity date in respect of the Notes will be paid in immediately available funds upon surrender of the Notes at the office of the Company’s paying agent.

6.	The Notes will be redeemable prior to maturity at any time at the Company’s option as described in the form of Note attached hereto as Exhibit A, notwithstanding anything to the contrary set forth in the Indenture. The Company may, subject to compliance with applicable law, at any time, purchase any Notes in the open market or otherwise.

7.	The Company shall have no obligation to redeem or purchase the Notes pursuant to any sinking fund or analogous provision.

8.	The denominations in which the Notes shall be issuable shall be U.S.$2,000 and integral multiples of U.S.$1,000 in excess thereof.

9.	Payments of principal of and premium, if any, and interest on the Notes shall be payable in United States dollars.

10.	The Notes shall be issued in the form of fully registered Global Debt Securities in the form attached hereto as Exhibit A, which will be deposited with, or on behalf of, The Depository Trust Company, New York, New York (the “Depository”) and registered in book-entry form in the name of the Depository’s nominee, Cede & Co. Principal of and premium, if any, and interest payments on the Notes will be made to the Depository or its nominee.

11.	Notwithstanding the provisions of Section 4.02 of the Indenture or any other provisions of the Indenture to the contrary, notice of any redemption to the Holders of the Notes may, in the Company’s discretion, be subject to one or more conditions precedent, including completion of a corporate transaction. In such event, the related notice of redemption will describe each such condition and, if applicable, will state that, in the Company’s discretion, the date of redemption may be delayed until such time as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the date of redemption, or by the date of redemption as so delayed.

12.	The covenants in the Indenture, as they relate to the Notes, are hereby amended as follows:

(a) In addition to the eleven exceptions enumerated under Section 5.05(a) of the Indenture, a twelfth exception is added thereto for any Security Interest on assets and/or equity interests of a Subsidiary that is not organized under the laws of the United States of America, any state thereof or the District of Columbia that only secures obligations of one or more of such Subsidiaries.

(b) Notwithstanding Section 5.05(b) of the Indenture, in addition to the exceptions enumerated under Section 5.05(a) of the Indenture, as modified hereby, the Company or a Restricted Subsidiary may issue, assume or guarantee other Secured Debt without securing the Notes if the total amount of Secured Debt outstanding (excluding Secured Debt secured by the types of Security Interests set forth in Section 5.05(a) of the Indenture, as modified hereby) and the value of Sale and Leaseback Transactions (other than Sale and Leaseback Transactions in connection with which indebtedness

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has been, or will be, retired in accordance with Section 5.06 of the Indenture) calculated in accordance with the Indenture at the time does not exceed 10% of the Company’s consolidated total assets, determined as of a date not more than 90 days prior thereto.

(c) Section 6.03 of the Indenture is hereby amended and restated in its entirety as follows:

The Company shall file with the Trustee and the Commission, and transmit to Holders, such information, documents and other reports, and such summaries thereof, as may be required pursuant to the Trust Indenture Act of 1939, as amended, at the times and in the manner provided pursuant to such Act; provided that any such information, documents or reports required to be filed with the Commission pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, shall be filed with the Trustee within 15 days after the same are filed with the Commission. The Company shall be deemed to have so filed and transmitted such information, documentation, reports and summaries upon the filing thereof via the Commission’s Electronic Data Gathering, Analysis and Retrieval System (or any successor system). Delivery of such reports, information and documents to the Trustee is for informational purposes only and the Trustee’s receipt thereof shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Company’s compliance with any of our covenants applicable to the Notes (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates).

(d) The definitions of the following terms set forth in Section 1.01 of the Indenture are hereby amended and restated in their entirety as follows:

“Secured Debt” means indebtedness for money borrowed secured by a Security Interest in (a) any Principal Property or (b) any shares of capital stock or indebtedness of any Restricted Subsidiary that owns a Principal Property.

“Security Interest” means any mortgage, pledge, lien, encumbrance, conditional sale agreement, title retention agreement or other security interest which secures payment or performance of an obligation, excluding the interest of a lessor under an operating lease (with the determination of whether a lease constitutes an operating lease to be based upon generally accepted accounting principles in effect as of the issue date of the Notes, without giving effect to any subsequent phase-in of the effectiveness of any amendments to generally accepted accounting principles that have been adopted as of the issue date of the Notes).

“Unrestricted Subsidiary” means (a) any Subsidiary of the Company that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors (provided, however, that any Subsidiary of the Company having, as of the end of the Company’s most recently completed fiscal year,

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(i) assets (after elimination of intercompany assets) with a value in excess of 5% of the total value of the assets of the Company and the Company’s Subsidiaries taken as a whole, or (ii) gross revenue (after elimination of intercompany revenues) in excess of 5% of the Company’s total (gross) revenue and of the Company’s Subsidiaries taken as a whole, may not be designated as an Unrestricted Subsidiary under the Indenture); and (b) any Subsidiary of an Unrestricted Subsidiary.

(e) Section 13.01 of the Indenture is hereby amended and restated in its entirety as follows:

Satisfaction and Discharge. The Notes, and the Indenture as it relates to the Notes, will be discharged and will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of Notes and certain rights of the Trustee, as expressly provided for in the Indenture), when:

(1) either (a) all of the Notes theretofore authenticated and delivered under the Indenture (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for the payment of which money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust) have been delivered to the Trustee for cancellation, or (b) all Notes not theretofore delivered to the Trustee for cancellation have become due and payable, will become due and payable at their Stated Maturity within one year, or are to be called for redemption within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company, and the Company has irrevocably deposited or caused to be deposited with the Trustee funds, in an amount sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal of and premium, if any, and interest on the Notes to the date of deposit (in the case of Notes that have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, together with instructions from the Company irrevocably directing the Trustee to apply such funds to the payment thereof at such Stated Maturity or Redemption Date, as the case may be;

(2) the Company has paid all other sums then due and payable with respect to the Notes under the Indenture by the Company; and

(3) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, which, taken together, state that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture as it relates to the Notes have been complied with.

The Trustee, at the expense of the Company, shall, upon Company Request, execute proper instruments acknowledging any discharge in accordance with the foregoing.

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(f) Section 13.02 of the Indenture is hereby amended and restated in its entirety as follows:

Legal Defeasance and Covenant Defeasance.

(a) The Company may, at the Company’s option and at any time, elect to have all of the Company’s obligations released, terminated and discharged with respect to the Notes (“Legal Defeasance”), except for:

(1) the rights of Holders of Outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, the Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s obligations in connection therewith; and

(4) the Legal Defeasance and Covenant Defeasance (as defined below) provisions.

(b) The Company may, at the Company’s option and at any time, elect to have the Company’s obligations released, terminated and discharged with respect to Sections 5.05 to 5.09 of the Indenture, inclusive, Section 6.03 of the Indenture, Section 12.01 of the Indenture, the provisions of the Notes relating to Change of Control Repurchase Events (as defined in the Notes), Section 7.01(d) of the Indenture as it relates to each of the foregoing provisions of the Indenture and the Notes and Sections 7.01(e) to 7.01(h) of the Indenture, inclusive (“Covenant Defeasance”), and thereafter any failure to comply with such obligations or provisions will not constitute an Event of Default. In the event Covenant Defeasance occurs, any defeasible Event of Default will no longer constitute an Event of Default.

(c) To exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in Dollars, Government Obligations, or a combination of Dollars and Government Obligations, in amounts as will be sufficient, in the opinion of a nationally-recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest and premium, if

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any, on, the Outstanding Notes on the Stated Maturity thereof or on the applicable Redemption Date, as the case may be, and the Company must specify whether the Notes are being defeased to the Stated Maturity thereof or to a particular Redemption Date;

(2) in the case of Legal Defeasance, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the issue date of the Notes, there has been a change in the applicable U.S. federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel will confirm that, the beneficial owners of the Outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company must deliver to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the beneficial owners of the Outstanding Notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Event of Default or event which with notice or lapse of time would become an Event of Default shall have occurred and be continuing on the date of such deposit (other than an Event of Default resulting from the borrowing of funds to be applied to such deposit and/or the grant of any Security Interest to secure such borrowing);

(5) the deposit must not result in a breach or violation of, or constitute a default under, any other material instrument to which the Company is a party or by which the Company is bound;

(6) such Legal Defeasance or Covenant Defeasance must not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which the Company is, or any Subsidiary of the Company is, a party or by which the Company is, or any Subsidiary of the Company is, bound;

(7) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the Company’s other creditors with the intent of defeating, hindering, delaying or defrauding the Company’s creditors or the creditors of others;

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(8) the Company must deliver to the Trustee an Officers’ Certificate stating that all conditions precedent set forth in clauses (c)(1) through (c)(6) above have been complied with; and

(9) the Company must deliver to the Trustee an Opinion of Counsel (which Opinion of Counsel may be subject to customary assumptions, qualifications, and exclusions) stating that all conditions precedent set forth in clauses (c)(2), (c)(3) and (c)(6) above have been complied with.

Section 13.02 of the Indenture, as modified by this Officers’ Certificate, shall apply to the Notes.

13.	For purposes of the Notes, in Section 7.01(e) of the Indenture, the reference to “$50,000,000” is hereby replaced with “$100,000,000”.

Except as expressly modified in this Officers’ Certificate, capitalized terms used herein which are defined in the Indenture are used herein as so defined.

[Signature Page Follows]

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IN WITNESS WHEREOF, the undersigned have executed this Officers’ Certificate as of the date first set forth above.

SNAP-ON INCORPORATED

By:	/s/ Aldo J. Pagliari
Name:	Aldo J. Pagliari
Title:	Senior Vice President – Finance and Chief Financial Officer

By:	/s/ Irwin M. Shur
Name:	Irwin M. Shur
Title:	Vice President, General Counsel and Secretary

[SIGNATURE PAGE TO OFFICERS’ CERTIFICATE

PURSUANT TO SECTION 3.01 OF THE INDENTURE]

EXHIBIT A

FORM OF NOTES

[See attached]

Unless this certificate is presented by an authorized representative of the Depository to the Company or its agent for registration of transfer, exchange, or payment, and any certificate issued is registered in the name of the nominee of the Depository or in such other name as is requested by an authorized representative of the Depository (and any payment is made to the nominee of the Depository or to such other entity as is requested by an authorized representative of the Depository), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL inasmuch as the registered owner hereof, the nominee of the Depository, has an interest herein.

REGISTERED	REGISTERED

SNAP-ON INCORPORATED

4.100% NOTE DUE 2048

CUSIP 833034 AL5

No. R-7	US$400,000,000

SNAP-ON INCORPORATED, a corporation duly organized and existing under the laws of the State of Delaware (the “Company,” which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assignees, the principal sum of FOUR HUNDRED MILLION DOLLARS ($400,000,000) on March 1, 2048 (the “Stated Maturity Date”), and to pay interest thereon from February 26, 2018, or from the most recent Interest Payment Date (as defined below) to which interest has been paid or duly provided for, semi-annually on March 1 and September 1 of each year and at maturity (each, an “Interest Payment Date”), commencing on September 1, 2018 (in each case excluding the Interest Payment Date), at the rate of 4.100% per annum, until the principal hereof becomes due and payable, and at such rate on any overdue principal and (to the extent that the payment of such interest shall be legally enforceable) on any overdue installment of interest. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this 4.100% Note Due 2048 (this “Note,” and all of the Notes collectively referred to herein as the “Notes”) (or one or more Predecessor Debt Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the February 15 or August 15 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date; provided, however, that interest payable on the Interest Payment Date occurring at maturity will be paid to the person to whom principal shall be payable. Any such interest not punctually paid or duly provided for on any Interest Payment Date shall forthwith cease to be payable to the registered Holder on such Regular Record Date by virtue of his having been such Holder, and may either be paid to the Person in whose name this Note (or one or more Predecessor Debt Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Notes not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Notes may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture. If any Interest Payment Date, any Redemption Date (as defined below) or the Stated Maturity Date or other maturity date in respect of the Notes falls on a day that is not a Business Day, then the payment to be made on such date will be made on the next Business Day without additional interest and with the same effect as if it were made on the originally scheduled date.

Payments of interest will be made by wire transfer of immediately available funds. Principal and premium, if any, and interest payable at Stated Maturity or other maturity date in respect of the Notes will be paid in immediately available funds upon surrender of the Notes at the office of a paying agent in The City of New York, New York or at such other office or agency as the Company may designate.

Unless the certificate of authentication herein has been duly executed by the Trustee referred to herein by manual signature, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Note is one of a duly authorized issue of securities of the Company (the “Debt Securities”), issued or to be issued in one or more series under an indenture, dated as of January 8, 2007 (the “Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee,” which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Debt Securities and of the terms upon which the Debt Securities are, and are to be, authenticated and delivered. This Note is one of the series of 4.100% Notes due 2048 initially limited in aggregate principal amount to $400,000,000, except that the Company may, without the consent of the Holders, “reopen” the series and issue additional notes that have the same ranking, interest rate, Stated Maturity Date and other terms as this Note (except for the issue date and, in some cases, the public offering price and the first interest payment date); provided, however, that a separate CUSIP and ISIN will be issued for any additional notes unless the additional notes and the Notes are fungible for U.S. federal income tax purposes.

Prior to September 1, 2047, the Company may, at the Company’s option, redeem the Notes, in whole or from time to time in part. The price payable for any Notes to be redeemed (the “Redemption Price”) on the date of redemption (each, a “Redemption Date”) prior to September 1, 2047 will be equal to the greater of (i) 100% of the principal amount of the Notes being redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes being redeemed (not including any portion of such payments of interest accrued to the Redemption Date), discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 15 basis points, plus in either of case (i) or (ii) above, accrued and unpaid interest on the Notes being redeemed to, but not including, the Redemption Date. In addition, at any time on or after September 1, 2047, the Company may, at the Company’s option, redeem the Notes, in whole or from time to time in part, at a Redemption Price equal to 100% of the principal amount of the Notes being redeemed, plus accrued and unpaid interest on the Notes being redeemed to, but not including, the Redemption Date. The principal amount of the Notes called for redemption shall become due on the Redemption Date.

The Company will give written notice of any redemption at least 30 days but not more than 60 days prior to the Redemption Date to each Holder at each such Holder’s address shown in the Debt Security Register for the Notes (or, as to Notes that are represented by a Global Debt Security, electronically in accordance with the Depository’s procedures). Notwithstanding anything to the contrary herein, notice of any redemption to the Holders of the Notes may, in the Company’s discretion, be subject to one or more conditions precedent, including completion of a corporate transaction. In such event, the related notice of redemption will describe each such condition and, if applicable, will state that, in the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions shall be satisfied or waived, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied or waived by the Redemption Date, or by the Redemption Date as so delayed. If fewer than all of the Notes that are not represented by a Global Debt Security are (or if less than all of the principal amount of Notes represented by a Global Debt Security is) to be redeemed, the Trustee will select, not more than 60 days prior to the Redemption Date, the particular Notes or portions thereof for redemption from the outstanding Notes not previously called by such method as the Trustee deems fair and appropriate.

Notwithstanding the foregoing, installments of interest payable on the principal amount of Notes being redeemed that are due and payable on an Interest Payment Date falling on a Redemption Date shall be payable on the Interest Payment Date to the registered Holders as of the close of business on the relevant Regular Record Date according to this Note and the Indenture.

For purposes of determining the Redemption Price, the following definitions are applicable:

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any Redemption Date, (A) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, (B) if the Independent Investment Banker obtains fewer than three (3) such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations, or (C) if only one Reference Treasury Dealer Quotation is received, such Reference Treasury Dealer Quotation.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Reference Treasury Dealer” means (A) each of Citigroup Global Markets Inc., J.P. Morgan Securities LLC and a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”) selected by U.S. Bancorp Investments, Inc. (or their respective affiliates that are Primary Treasury Dealers) and their respective successors, and (B) two (2) other Primary Treasury Dealers selected by the Company; provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Company will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotation” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date. The Treasury Rate will be calculated on the third Business Day preceding the Redemption Date.

If a Change of Control Repurchase Event (as defined below) occurs, unless the Company has exercised the right to redeem all of the Notes as described above by giving irrevocable notice of redemption on or prior to the 30th day after the date on which such Change of Control Repurchase Event occurs, each Holder of the Notes will have the right to require the Company to purchase all or a portion of such Holder’s Notes pursuant to the Company’s offer described below, at a repurchase price equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest on the Notes repurchased to, but not including, the date of repurchase, subject to the rights of Holders of the Notes on the relevant record date to receive interest due and owing on the relevant Interest Payment Date.

Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control (as defined below), but after the public announcement of the transaction that constitutes or may constitute the Change of Control, the Company will give written notice to each Holder at each such Holder’s address shown in the Debt Security Register for the Notes (or, as to Notes that are represented by a Global Debt Security, electronically in accordance with the Depository’s procedures), with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase the Notes on the payment date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date on which such notice is given or, if the notice is given prior to the Change of Control, at least 30 days, but no more than 60 days, from the date on which the Change of Control Repurchase Event occurs, other than as may be required by law. The notice, if given prior to the date of consummation of the Change of Control, shall state that the offer to repurchase the Notes is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

The Company must comply with the requirements of Rule 14e-1 under the Exchange Act (as defined below) and any other securities laws and regulations under the Exchange Act to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with these Change of Control Repurchase Event provisions, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached the Company’s obligations under these Change of Control Repurchase Event provisions by virtue of such compliance.

On the Change of Control Repurchase Event payment date, the Company will, to the extent lawful: (1) accept or cause a third party to accept for payment all Notes or portions of Notes properly tendered pursuant to the Company’s offer; (2) deposit or cause a third party to deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and (3) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers’ Certificate stating the aggregate principal amount of Notes being repurchased.

The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company and such third party repurchases all Notes properly tendered and not withdrawn under such third party’s offer.

For purposes of this Note, the following definitions are applicable:

“Below Investment Grade Rating Event” means the Notes cease to be rated Investment Grade (as defined below) by at least two of the three Rating Agencies (as defined below) on any date within the 60-day period after the earlier of (i) the occurrence of a Change of Control and (ii) the first public announcement by the Company (including, without limitation, any filing or report made in accordance with the requirements of the Securities and Exchange Commission or any press release or public announcement made by the Company, the “Public Notice”) of the Company’s intention to effect a Change of Control (which 60-day period shall be extended for so long as any of the Rating Agencies has publicly announced that it is considering a possible downgrade of the rating of the Notes); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect of a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event) if the Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation or as a pledge for security purposes only), in one or a series of related transactions, of all or substantially all of the properties and assets of the Company and its Subsidiaries, taken as a whole, to any person, other than the Company and/or one or more of the Company’s Subsidiaries, other than any such transaction or series of related transactions where holders of the Company’s Voting Stock outstanding immediately prior thereto hold Voting Stock of the transferee person representing a majority of the voting power of the transferee person’s Voting Stock immediately after giving effect thereto; (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s then outstanding Voting Stock (as defined below) or other Voting Stock into which the Company’s Voting Stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares; or (3) the approval by the holders of the Company’s common stock of any plan or proposal for the liquidation or dissolution of the Company. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly-owned subsidiary of a holding company and (2)(a) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (b) immediately following that transaction, no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Voting Stock of such holding company. The term “person,” as used in this definition, has the meaning given thereto in Section 13(d)(3) of the Exchange Act.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event. Notwithstanding anything to the contrary, no Change of Control Repurchase Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Fitch” means Fitch Ratings Inc. and its successors.

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s); a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P); a rating of BBB- or better by Fitch (or its equivalent under any successor rating category of Fitch); and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch (or, in each case, any replacement thereof appointed pursuant to this definition) ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the Company’s control, a “nationally recognized statistical rating organization” as defined under Section 3(a)(62) of the Exchange Act, selected by the Company as a replacement agency for Moody’s, S&P and/or Fitch, as the case may be; provided that the Company shall give notice of any such replacement to the Trustee.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and its successors.

“Voting Stock” means, with respect to any specified “person” (as that term is used in Section 13(d)(3) of the Exchange Act) as of any date, the capital stock of such person that is at the time entitled to vote generally in the election of the Board of Directors of such person.

The Company shall have no obligation to redeem or purchase the Notes pursuant to any sinking fund or analogous provision.

If an Event of Default with respect to the Notes shall have occurred and be continuing, the principal of all the Notes may be declared, or shall become, due and payable in the manner and with the effect provided in the Indenture.

With the consent of the Holders of greater than 50% in aggregate principal amount of the Outstanding Notes, the Company, when authorized by a Board Resolution, and the Trustee may enter into an indenture or indentures supplemental to the Indenture for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of the Indenture or of any indentures supplemental thereto or of modifying in any manner the rights of the Holders of the Notes; provided, however, that no such supplemental indenture shall (a) without the consent of each Holder of each Outstanding Note affected thereby, extend the fixed maturity of the Notes, or reduce the rate or extend the time of payment of interest thereon, or reduce the principal amount thereof or any premium thereon, or make the principal thereof or interest or premium thereon payable in any coin or currency other than that provided herein, or (b) without the consent of the Holders of all of the Outstanding Notes affected, reduce the percentage of Notes, the Holders of which are required to consent (i) to any such supplemental indenture, (ii) to rescind and annul a declaration that the Notes are due and payable as a result of the occurrence of an Event of Default, (iii) to waive any past default under the Indenture and its consequences and (iv) to waive compliance with certain other provisions contained in the Indenture.

The Company and the Trustee may also enter into an indenture or indentures supplemental to the Indenture without the consent of the Holders for limited purposes specified in the Indenture.

The Holders of a majority in aggregate principal amount of the Outstanding Notes may on behalf of the Holders of all the Notes waive any past default or Event of Default under the Indenture and its consequences except a default in the payment of principal of or premium, if any, or interest on the Notes.

Holders of Notes may not enforce their rights pursuant to the Indenture or the Notes except as provided in the Indenture. No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Note at the times, place and rate, and in the coin or currency, herein prescribed.

The Notes are issuable in registered form without coupons in denominations of U.S.$2,000 and any integral multiple of U.S.$1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, Notes are exchangeable for a like aggregate principal amount of Notes that are of other authorized denominations.

Notes to be exchanged shall be surrendered at any office or agency maintained by the Company for such purpose, and the Company shall execute and the Trustee shall authenticate and deliver in exchange therefor the Notes which the Holder making the exchange shall be entitled to receive. Upon due presentment for registration of transfer of any Note at any such office or agency, the Company shall execute and register and the Trustee shall authenticate and deliver in the name of the transferee or transferees a new Note for an equal aggregate principal amount. Registration or registration of transfer of any Note by the Debt Security Registrar (initially, U.S. Bank National Association) in the registry books maintained by such Debt Security Registrar in The City of New York, New York, and delivery of such Note, duly authenticated, shall be deemed to complete the registration or registration of transfer of such Note.

No service charge shall be made for any exchange or registration of transfer, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith. Prior to due presentment of a Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the person in whose name a Note is registered as the owner for all purposes whether or not such Note be overdue and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

Certain of the Company’s obligations under the Indenture with respect to the Notes may be terminated if the Company irrevocably deposits with the Trustee money or eligible instruments sufficient to pay and discharge the entire indebtedness on all of the Notes, as described in the Indenture.

This Note is in the form of a Global Debt Security as provided in the Indenture. If at any time the Depository notifies the Company that it is unwilling or unable to continue as Depository for this Note or if at any time the Depository for the Notes shall no longer be eligible or in good standing under the Exchange Act, or other applicable statute or regulation, the Company shall appoint a successor Depository with respect to this Note. If a successor Depository for this Note is not appointed by the Company within 90 days after the Company receives notice or becomes aware of such ineligibility, the Company will issue Notes in definitive form in exchange for the Global Debt Security representing Notes in an aggregate principal amount equal to the principal amount of this Note in exchange for this Note.

No recourse under or upon any obligation, covenant or agreement of the Indenture, any supplemental indenture, or of any Note, or for any claim based thereon or hereon, or otherwise in respect thereof or hereof, as the case may be, shall be had against any incorporator, organizer, member, owner, manager, employee, stockholder, officer or director, as such, past, present or future, of the Company or any Subsidiary or of any predecessor or successor Person, either directly or through the Company, whether by virtue of any constitution, statute or rule of law, or by the enforcement of any assessment or penalty or otherwise, all such liabilities being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

The Notes are subject to defeasance, at the option of the Company, as provided in the Indenture.

All terms used in this Note which are not defined herein, but which are defined in the Indenture shall have the meanings assigned to them in the Indenture, as modified by that certain Officers’ Certificate dated contemporaneously herewith pursuant to which this Note was established.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: February 26, 2018	SNAP-ON INCORPORATED

By:
	Name:	Aldo J. Pagliari
	Its:	Senior Vice President – Finance and Chief Financial Officer

By:
	Name:	Irwin M. Shur
	Its:	Vice President, General Counsel and Secretary

[SIGNATURE PAGE TO NOTE]

CERTIFICATE OF AUTHENTICATION

This is one of the Debt Securities of the series designated herein issued under the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION,

a national banking association,

as Trustee

By:
Authorized Officer

[SIGNATURE PAGE TO NOTE]

ABBREVIATIONS

The following abbreviations, when used in the inscription on the face of this instrument, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM — as tenants in common

TEN ENT — as tenants by the entireties

JT TEN — as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT — Uniform Gifts to Minors Act

CUST — Custodian

Additional abbreviations may also be used though not in the above list.

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto

PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE

PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS INCLUDING POSTAL ZIP CODE OF ASSIGNEE

the within Security and all rights thereunder, hereby irrevocably constituting and appointing _________________________ attorney to transfer said Security on the books of the Company, with full power of substitution in the premises.

Dated: __________________    ____________________________

Signature

NOTICE: THE SIGNATURE TO THIS ASSIGNMENT MUST CORRESPOND WITH THE NAME AS WRITTEN UPON THE FACE OF THE WITHIN INSTRUMENT IN EVERY PARTICULAR, WITHOUT ALTERATION OR ENLARGEMENT OR ANY CHANGE WHATEVER.